EXHIBIT 99.1

El Pollo Loco Names Maria Hollandsworth as Chief Operating Officer

COSTA MESA, CA – October 17, 2022 (GLOBE NEWSWIRE) – El Pollo Loco, Inc. (“El Pollo Loco” or “the Company”) (Nasdaq: LOCO), the nation’s leading fire-grilled chicken restaurant chain, today announced that Maria Hollandsworth has been appointed Chief Operating Officer of El Pollo Loco, effective October 31, 2022.

“I am thrilled to have Maria join the El Pollo Loco family,” said Larry Roberts, Chief Executive Officer of El Pollo Loco Holdings, Inc. “Throughout her 30-plus year career in the restaurant industry, she has proven her leadership acumen in every facet of restaurant operations. Maria’s expertise in driving operational excellence, as well as her deep knowledge of franchisee relations and management, will be paramount as we strive to accelerate the growth of the EL Pollo Loco brand through our asset light strategy.”

Before joining El Pollo Loco, Ms. Hollandsworth was the Regional Vice President of Operations for Dunkin’, a division of multi-brand restaurant company Inspire Brands, Inc. During her tenure, she worked closely with Dunkin’ franchisees to establish and execute a strategic market plan. She also led the leadership team in building strong relationships with franchisee leaders and increasing profitability through a culture of trust, respect, and improved guest satisfaction. Prior to Inspire, Ms. Hollandsworth worked for over 20 years at Jack in the Box, most recently serving as the Vice President of Strategic Initiatives and Operations Services from 2013 to 2018, where she successfully executed the creation and implementation of enterprise-wide strategic initiatives across over 2,000 restaurants. Prior to this role, Ms. Hollandsworth held leadership roles in both company and franchise operations at Jack in the Box.

About El Pollo Loco

El Pollo Loco (Nasdaq: LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With over 480 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

MEDIA CONTACT:

Carmen Hernandez

Edible

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INVESTOR CONTACT:

Fitzhugh Taylor

ICR

Investors@elpolloloco.com